Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 22, 2023 relating to the financial statements of BankUnited, Inc and the effectiveness of BankUnited Inc's internal control over financial reporting, appearing in the Annual Report on Form 10-K of BankUnited, Inc for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Miami, Florida
May 16, 2023